OLD MUTUAL INSURANCE SERIES FUND

RATIFICATION OF FILING OF NOTIFICATION OF
ELECTION PURSUANT TO RULE 18f-1

Proposed Resolutions
RESOLVED:  that the filing of a
Notification of Election under Rule 18f-
1 of the Investment Company Act of 1940, as amended, by officers of the Old
Mutual Insurance Series Fund Trust (the
Trust), pursuant to which the Trust
retains the right to provide for
redemptions in whole or in part by a
distribution in-kind of securities held
by a portfolio in lieu of cash in order
to protect the interests of the
remaining shareholders be, and it hereby is, ratified and approved.